American Skiing Company Announces Fiscal 2005 Second Quarter Results

  All For One Program Drives Increase in Season Pass Visitation; Excellent Snow
             Conditions Provide Momentum Heading Into Third Quarter.

PARK CITY, UTAH - March 16, 2005 - American Skiing Company (OTC: AESK) today announced its financial results for the second quarter of fiscal 2005. Highlights of the ski season to date include an increase in group and conference business and increases in season pass visitation as a result of the successful introduction of the All For One pass at the company's resorts in the East, which allows guests to ski throughout the ski season for as little as $349.

"We entered this season poised to capture additional skier visits on the strength of our new creative marketing efforts, and I am pleased to report that our innovative All For One pass products have done just that," said CEO B.J. Fair. "With the introduction of the All For One pass this year, we have contributed to the financial health of the company, while making skiing and riding at our network of resorts accessible to many more than in past years. The success of the All For One program and the increased exposure to the ASC experience should benefit us for the remainder of the current season and in the years ahead."

"While we did experience poor early season weather conditions in the East, excellent skiing and riding conditions now prevail at all of our resorts," Fair continued. "We are reaping the benefits of superb recent natural snowfall in the Northeast, followed by favorable weather conditions at all resorts. As a result, we remain cautiously optimistic about the remainder of this year's ski season."

In addition to the financial results through January 30, 2005 the company also reported a 10.6% increase in revenues for the first four weeks of its fiscal 2005 third quarter over the first four weeks of its fiscal 2004 third quarter along with approximately a 4% increase in year over year hotel booking pace. Strong visitation through the February holiday period was cited as a driver of increased ticket product and resort amenity revenues.

Fiscal 2005 Second Quarter Results

Total consolidated revenue was $106.1 million for the 14 weeks ended January 30, 2005, compared with $103.0 million for the 13 weeks ended January 25, 2004. Revenue from resort operations was $103.4 million for the 14 weeks ended January


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30, 2005 compared to $92.9 million for the 13 weeks ended January 25, 2004. As the result of the company being on a 52-53 week fiscal year, fiscal 2005 includes an extra week of operations compared to fiscal 2004. This resulted in an additional week of operations in the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004. Revenue associated with the additional week was approximately $11.6 million. Without the extra week in fiscal 2005, skier visits were down approximately 3% as compared to fiscal 2004 due to lower amounts of natural snowfall and warmer temperatures in the East, and wind events from the beginning of the ski season through the end of the Christmas holiday period. Revenue from real estate operations was $2.7 million for the 14 weeks ended January 30, 2005 versus $10.1 million for the 13 weeks ended January 25, 2004, when the company recognized $8.9 million from land parcel sales.

On a GAAP basis, the net loss for the 14 weeks ended January 30, 2005 was $22.1 million, or $0.70 per basic and diluted common share, compared to a net loss of $21.7 million, or $0.68 per basic and diluted common share for the 13 weeks ended January 25, 2004. The loss from resort operations was $21.4 million for the 14 weeks ended January 30, 2005 versus a loss of $17.7 million for the 13 weeks ended January 25, 2004. The increased loss was associated with a $6.0 million deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes relating to the refinancing of Senior Debt, Subordinated Notes and Preferred Stock this past November 2004, a $3.8 million increase in depreciation and amortization due to asset additions (specifically, the conversion of operating leases to capital leases), a $3.4 million increase in interest expense due to compound interest associated with the junior subordinated notes and the accretion of discount and dividends on mandatorily redeemable preferred stock and an additional week of outstanding borrowings, a $4.3 million decrease in marketing, general and administrative costs, $2.0 million in reduced operating lease costs as a result of the conversion to capital leases and the results of the extra week of operations discussed above. Excluding the deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes, the loss from resort operations was $15.4 million for the 14 weeks ended January 30, 2005 compared to a loss of $17.7 million in the 13 weeks ended January 25, 2004. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.

The loss from real estate operations was $0.7 million for the 14 weeks ended January 30, 2005, compared with a loss of $4.0 million for the 13 weeks ended January 25, 2004. The decrease in the loss was largely due to the reduced interest expense during fiscal 2005 as result of the restructuring of the real estate credit facility in May 2004.

Fiscal 2005 to Date Results

Skier visits company-wide for the 27 weeks ended January 30, 2005 increased 9.5% over skier visits for the 26 weeks ended January 25, 2004. The increase was due to the extra week of operations in fiscal 2005 compared to fiscal 2004 to date, and the increased season pass visits associated with the All For One pass products. Total consolidated revenue was $125.6 million for the 27 weeks ended January 30, 2005, compared with $121.4 million for the 26 weeks ended January 25, 2004. Revenue from resort operations was $121.2 million for the 27 weeks ended January 30, 2005 compared to $109.0 million for the 26 weeks ended January


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25, 2004. The increase in resort revenue reflects an additional week of operations in the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004, as discussed above, and strong fiscal 2005 first quarter group and conference business at Steamboat and The Canyons. Revenue from real estate operations was $4.4 million for the 27 weeks ended January 30, 2005 versus $12.4 million for the 26 weeks ended January 25, 2004, including the previously mentioned land parcel sales.

On a GAAP basis, net loss for the 27 weeks ended January 30, 2005 was $59.9 million, or $1.89 per basic and diluted common share, compared with a net loss of $62.9 million, or $1.98 per basic and diluted common share for the 26 weeks ended January 25, 2004. The loss from resort operations was $58.5 million for the 27 weeks ended January 30, 2005 versus a loss of $53.6 million for the 26 weeks ended January 25, 2004. The increased loss was associated with $6.0 million in deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes, a $3.8 million increase in depreciation and amortization due to asset additions (specifically, the conversion of operating leases to capital leases), a $4.8 million increase in interest expense due to compound interest associated with the junior subordinated notes and the accretion of discount and dividends on mandatorily redeemable preferred stock and an additional week of outstanding borrowings, a $3.7 million decrease in marketing, general and administrative costs and a reduction of $2.0 million in operating lease costs as a result of the conversion to capital leases. Excluding the deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes, the loss from resort operations was $52.6 million for the 27 weeks ended January 30, 2005 compared to a loss of $53.6 million for the 26 weeks ended January 25, 2004. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.

The loss from real estate operations was $1.3 million for the 27 weeks ended January 30, 2005 compared with a loss of $9.4 million for the 26 weeks ended January 25, 2004. The decrease in the loss was largely due to the reduced interest expense from the previously mentioned credit facility restructuring.

Use of Non-GAAP Financial Information

The company uses both GAAP and non-GAAP metrics to measure its financial results. Management believes that non-GAAP financial measures which exclude certain items provide useful information to investors regarding the company's ongoing financial condition and results of operations. In particular, the company has excluded deferred financing costs write-off and loss on extinguishment of Senior Subordinated Notes from net loss. Management believes these non-GAAP metrics are useful to investors because they remove certain items that occur in the affected periods and provide a basis for measuring the company's results of operations and financial condition against other periods. Since the company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this press release, investors should also review information contained in the company's Form 10-Q and Form 10-K, dated March 16, 2005 and


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November 9, 2004, respectively, as well as other filings with the Securities and
Exchange Commission when assessing the company's financial condition and results of operations. The company has provided reconciliations from GAAP financial measures to non-GAAP financial measures in the tables following this discussion.

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company's Web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: changes in regional and national business and economic conditions affecting both our resort operating and real estate segments; competition and pricing pressures; negative impact on demand for our products resulting from terrorism and availability of air travel (including the effect of airline bankruptcies); failure to maintain improvements to resort operating performance at the covenant levels required by our new resort senior credit facility; the possibility of domestic terrorist activities and their respective effects on the ski, golf, resort, leisure and travel industries; failure of on-mountain improvements and other capital expenditures to generate incremental revenue; adverse weather conditions regionally and nationally; changes in weather patterns resulting from global warming; seasonal business activity; increased gas and energy prices; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; the loss of any of our executive officers or key operating personnel; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.


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

                    American Skiing Company and Subsidiaries
        Unaudited Condensed Consolidated Financial Statement Information
                     (in thousands except per share amounts)



                                               14 Weeks Ended     13 Weeks Ended     27 Weeks Ended     26 Weeks Ended
Net revenues:                                 January 30, 2005   January 25, 2004   January 30, 2005   January 25, 2004
                                              ----------------   ----------------   ----------------   ----------------
  Resort                                      $        103,411   $         92,904   $        121,231   $        109,032
  Real estate                                            2,663             10,056              4,389             12,401
                                              ----------------   ----------------   ----------------   ----------------
    Total net revenues                                 106,074            102,960            125,620            121,433
                                              ----------------   ----------------   ----------------   ----------------

Operating expenses:
  Resort                                                67,786             62,410             91,395             84,935
  Real estate                                            2,155              8,538              3,263             10,196
  Marketing, general and administrative                 16,210             20,490             27,027             30,770
  Restructuring and asset impairment                       -                  -                  -                  137
  Depreciation and amortization                         14,400             10,631             16,679             12,934
                                              ----------------   ----------------   ----------------   ----------------
    Total operating expenses                           100,551            102,069            138,364            138,972
                                              ----------------   ----------------   ----------------   ----------------

Income (loss) from operations                            5,523                891            (12,744)           (17,539)

Interest expense and other, net                         21,684             22,580             41,137             45,408
Write-off of deferred financing costs and
  loss on extinguishment of senior
  subordinated notes                                     5,983                -                5,983                -
                                              ----------------   ----------------   ----------------   ----------------
Net loss                                      $        (22,144)           (21,689)           (59,864)           (62,947)
                                              ================   ================   ================   ================

Basic and diluted net loss per common share:
Net loss                                      $          (0.70)  $          (0.68)  $          (1.89)  $          (1.98)
                                              ================   ================   ================   ================
Weighted average common shares outstanding -
  basic and diluted                                     31,738             31,738             31,738             31,738
                                              ================   ================   ================   ================


For more information, please refer to the Company's Form 10-Q, filed on March
16, 2005, with the Securities and Exchange Commission.




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

                    American Skiing Company and Subsidiaries
  Unaudited Segment Information and Reconciliation of GAAP to Non-GAAP Metrics
                            (in thousands of dollars)



                                               14 Weeks Ended     13 Weeks Ended     27 Weeks Ended     26 Weeks Ended
                                              January 30, 2005   January 25, 2004   January 30, 2005   January 25, 2004
                                              ----------------   ----------------   ----------------   ----------------
Loss from resort operations                   $        (21,426)  $        (17,701)  $        (58,548)  $        (53,573)
Loss from real estate operations                          (718)            (3,988)            (1,316)            (9,374)
                                              ----------------   ----------------   ----------------   ----------------
  Net loss                                    $        (22,144)  $        (21,689)  $        (59,864)  $        (62,947)
                                              ================   ================   ================   ================



Net loss                                      $        (22,144)  $        (21,689)  $        (59,864)  $        (62,947)
  Write-off of deferred financing costs and
  loss on extinguishment of senior
  subordinated notes                                     5,983                -                5,983                -
                                              ----------------   ----------------   ----------------   ----------------
Net loss excluding write-off of deferred
  financing costs and loss on extinguishment
  of senior subordinated notes                $        (16,161)  $        (21,689)  $        (53,881)  $        (62,947)
                                              ================   ================   ================   ================



Loss from resort operations                   $        (21,426)  $        (17,701)  $        (58,548)  $        (53,573)
  Write-off of deferred financing costs and
  loss on extinguishment of senior
  subordinated notes                                     5,983                -                5,983                -
                                              ----------------   ----------------   ----------------   ----------------
Loss from resort operations excluding
  write-off of deferred financing costs and
  loss on extinguishment of senior
  subordinated notes                          $        (15,443)  $        (17,701)  $        (52,565)  $        (53,573)
                                              ================   ================   ================   ================



                 American Skiing Company and Subsidiaries
              Unaudited Balance Sheet Data - January 30, 2005
                         (in thousands of dollars)


Real estate developed for sale                $         24,093
                                              ================
Total assets                                  $        457,756
                                              ================

Total resort debt (1)                         $        613,042
Total real estate debt                                  27,692
                                              ----------------
  Total debt (1)                              $        640,734
                                              ================


(1) Includes preferred stock of $288,613 as a result of the adoption of SFAS No. 150. Excluding preferred stock, total debt would be $352,121.


For more information, please refer to the Company's Form 10-Q, filed on March 16, 2005, with the Securities and Exchange Commission.



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

                    American Skiing Company and Subsidiaries
                       Unaudited Supplemental Revenue Data
                            (in thousands of dollars)



                             14 Weeks Ended        13 Weeks Ended                 27 Weeks Ended        26 Weeks Ended
                            January 30, 2005 (1)  January 25, 2004    % Change   January 30, 2005 (1)  January 25, 2004   % Change
                            ----------------      ----------------    --------   ----------------      ----------------   --------
Resort revenues
Lift tickets                $         52,871      $         46,285       14.2%  $         52,914       $         46,330      14.2%
Food and beverage                     13,429                11,796       13.8%            17,914                 15,336      16.8%
Retail sales                          11,447                10,553        8.5%            12,146                 11,326       7.2%
Skier development                      9,772                 9,033        8.2%             9,868                  9,115       8.3%
Golf, summer activities                   23                    24       (4.2%)            3,530                  3,443       2.5%
Lodging and property                  12,675                11,914        6.4%            19,271                 17,810       8.2%
Miscellaneous revenue                  3,194                 3,299       (3.2%)            5,588                  5,672      (1.5%)
                            --------------------------------------              ---------------------------------------
Total resort revenues       $        103,411      $         92,904       11.3% $         121,231       $        109,032      11.2%


                                 Season-to-Date
                     --------------------------------------

Unaudited Skier Visits      January 30, 2005 (1)  January 25, 2004    % Change
----------------------      ----------------      ----------------    ---------
Attitash                              75,810                69,865        8.5%
The Canyons                          182,949               169,206        8.1%
Killington                           430,801               394,120        9.3%
Mount Snow                           217,514               188,642       15.3%
Sugarloaf/USA                        147,197               118,081       24.7%
Sunday River                         215,850               198,550        8.7%
Steamboat                            429,017               412,814        3.9%
                            --------------------------------------
Total Skier Visits                 1,699,138             1,551,278        9.5%
                            ======================================


(1) Represents an additional fiscal week of operations relative to fiscal 2004.




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